Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 17, 2003, except as to the cash distribution to shareholders described in Note 16 which is as of February 7, 2003 relating to the financial statements and financial statement schedule, which appears in Colonial Realty Limited Partnership's Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the references to us under the headings "Experts" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP


Birmingham, Alabama
May 15, 2003